Exhibit 99.1
N E W S R E L E A S E

FOR IMMEDIATE RELEASE
AUGUST 1, 2018

CHESAPEAKE ENERGY CORPORATION REPORTS 2018 SECOND QUARTER FINANCIAL AND OPERATIONAL RESULTS
OKLAHOMA CITY, August 1, 2018 – Chesapeake Energy Corporation (NYSE:CHK) today reported financial and operational results for the 2018 second quarter. Highlights include:

•
2018 second quarter net loss available to common stockholders of $40 million, or $0.04 per diluted share; 2018 second quarter adjusted net income attributable to Chesapeake of $139 million, or $0.15 per diluted share

•	Average 2018 second quarter production of approximately 530,000 barrels of oil equivalent (boe) per day, up 8 percent compared to 2017 second quarter, adjusted for asset sales

•	Average 2018 second quarter oil production of approximately 90,000 barrels of oil per day, up 11 percent compared to 2017 second quarter, adjusted for asset sales

•
Powder River Basin (PRB) production achieved a record daily rate of approximately 32,000 boe per day on July 22; company now expects production from the area to reach 38,000 boe per day by year-end primarily driven by Turner performance

Doug Lawler, Chesapeake’s President and Chief Executive Officer, commented, “Chesapeake continues to make significant progress in achieving our strategic priorities of reducing leverage, increasing margins and reaching cash flow neutrality. Last week’s announcement to sell our Utica position will allow us to retire nearly $2 billion of outstanding debt, while the recent significant ramp in our Powder River Basin volumes position us to replace the divested Utica EBITDA within a year. For the third consecutive quarter, we have recorded impressive cash flow driven by better-than-expected oil production. We expect to see continued meaningful improvements in growing our cash flow as our total oil production, adjusted for asset sales, moves higher throughout the rest of 2018 and into 2019. Lower total debt, improving margins and greater capital efficiency are positioning Chesapeake for significant equity value creation moving forward.”

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

2018 Second Quarter Results
For the 2018 second quarter, Chesapeake reported a net loss of $16 million and a net loss available to common stockholders of $40 million, or $0.04 per diluted share. The company's EBITDA for the 2018 second quarter was $382 million. Adjusting for items that are typically excluded by securities analysts, the 2018 second quarter adjusted net income attributable to Chesapeake was $139 million, or $0.15 per diluted share, while the company's adjusted EBITDA was $536 million. Reconciliations of financial measures calculated in accordance with GAAP to non-GAAP measures are provided on pages 14 - 18 of this release.
Production expenses during the 2018 second quarter were $2.86 per boe, compared to $2.92 per boe in the 2017 second quarter, primarily as a result of certain 2018 and 2017 divestitures, partially offset by increased saltwater disposal costs. General and administrative expenses (including stock-based compensation) during the 2018 second quarter were $1.89 per boe, compared to $1.45 per boe in the 2017 second quarter. The increase was primarily driven by share-based compensation awards. The company’s gathering, processing, and transportation expenses decreased by 5 percent year over year to $7.04 per boe from $7.44 per boe during the 2017 second quarter primarily as a result of certain 2018 and 2017 divestitures, reduced fees due to restructured midstream contracts and lower volume commitments.
Capital Spending Overview
Chesapeake’s total capital expenditures (including accruals) were approximately $595 million during the 2018 second quarter, including capitalized interest of $43 million, compared to approximately $667 million in the 2017 second quarter. A summary is provided in the table below.

	Three Months Ended June 30,
	2018	2017
Operated activity comparison
Average rig count	17	19
Gross wells spud	79	102
Gross wells completed	85	107
Gross wells connected	96	94

Type of cost ($ in millions)
Drilling and completion capital expenditures	$529	$596
Exploration costs, leasehold and additions to other PP&E	23	24
Subtotal capital expenditures	$552	$620
Capitalized interest	43	47
Total capital expenditures	$595	$667
Balance Sheet and Liquidity
As of June 30, 2018, Chesapeake’s principal amount of debt outstanding was approximately $9.706 billion, compared to $9.981 billion as of December 31, 2017. The company had $506 million of outstanding borrowings and had used $183 million for various letters of credit under its senior secured revolving credit facility resulting in approximately $3.1 billion of available liquidity under the facility as of June 30, 2018. The company's borrowing capacity on its revolving credit facility was re-affirmed in June 2018 at approximately $3.8 billion.
Operations Update
Chesapeake's average daily production for the 2018 second quarter was approximately 530,000 boe compared to approximately 528,000 boe in the 2017 second quarter. The following tables show average daily production and average daily sales prices received by the company's operating divisions for the 2018 and 2017 second quarters, respectively.

	Three Months Ended June 30, 2018
	Oil		Natural Gas		NGL		Total
	mbbl per day	$/bbl	mmcf per day	$/mcf	mbbl per day	$/bbl	mboe per day	%	$/boe
Marcellus	—	—	805	2.31	—	—	134	25	13.83
Haynesville	—	—	830	2.63	—	—	139	26	15.84
Eagle Ford	61	70.51	143	3.22	19	26.56	103	20	50.70
Utica	11	63.50	408	2.76	27	25.11	106	20	23.53
Mid-Continent	10	66.45	70	2.37	5	24.49	27	5	35.82
Powder River Basin	8	67.37	57	2.18	4	27.12	22	4	36.82
Retained assets(a)	90	68.91	2,313	2.56	55	25.68	531	100	25.54
Divested assets	—	—	(2)	2.51	—	—	(1)	—	(8.48)
Total	90	68.92	2,311	2.56	55	25.74	530	100%	25.56

	Three Months Ended June 30, 2017
	Oil		Natural Gas		NGL		Total
	mbbl per day	$/bbl	mmcf per day	$/mcf	mbbl per day	$/bbl	mboe per day	%	$/boe
Marcellus	—	—	805	2.56	—	—	134	25	15.33
Haynesville	—	—	722	2.97	—	—	121	23	17.86
Eagle Ford	58	48.28	149	3.44	18	19.40	100	19	36.27
Utica	8	42.47	373	3.21	26	16.96	97	18	20.62
Mid-Continent	8	46.39	71	3.01	5	18.48	25	5	27.19
Powder River Basin	7	47.91	38	2.99	3	21.74	16	3	31.31
Retained assets(a)	81	47.46	2,158	2.89	52	18.21	493	93	22.37
Divested assets	7	47.98	136	2.75	5	20.09	35	7	23.84
Total	88	47.51	2,294	2.88	57	18.37	528	100%	22.46

(a)	Includes assets retained as of June 30, 2018.

Chesapeake continues to benefit from the depth and breadth of its portfolio, which offers stacked pay potential across a diverse set of assets. The company remains focused on optimizing these resources through enhanced completions, longer laterals and spacing optimization and continues to drive costs lower to enhance its cash flow.
The Powder River Basin (PRB) in Wyoming is quickly establishing itself as the growth engine of the company, as recently demonstrated by a 78 percent increase in net production compared to the average 2017 fourth quarter rate. On July 22, 2018, total net production hit a new record of approximately 32,000 net boe per day (42% oil, 41% natural gas and 17% natural gas liquids), compared to an average 2017 fourth quarter rate of 18,000 boe per day. Chesapeake now projects net production from the area will reach approximately 38,000 boe per day by year-end 2018, and expects total net annual production from the PRB to more than double in 2019 compared to 2018.
In late-June and July 2018, Chesapeake placed a total of five Turner wells on production with initial daily rates ranging from approximately 1,500 boe per day to 3,200 boe per day, with oil production representing approximately 65 percent. These wells are still in flow back and cleaning up and the company expects higher rates from several over the next 30 days. The Turner program continues to deliver impressive results across a broad area, with wells now producing across an area over 20 miles wide in the field.

In April 2018, six Turner wells were placed on production and spaced at approximately 1,980 to 2,300 feet apart to test well performance with reduced spacing. As the wells continue to clean up, all six wells are currently performing as well as or better than previously unbounded wells, or wells spaced approximately 2,640 feet apart. With days on production ranging from 85 to 100, all six wells have reached daily gross production rates of approximately 1,600 boe per day to 2,600 boe per day, with oil production ranging from 35 percent to 45 percent.
In July 2018, Chesapeake moved to five rigs in the PRB, all of which are primarily focused on the Turner formation. The company placed nine wells on production during the 2018 second quarter, and expects to place 14 wells on production during the 2018 third quarter and 14 wells on production during the 2018 fourth quarter. In addition, the company is exploring the potential of adding a sixth rig in 2019 and remains encouraged about the future growth potential offered by additional formations such as the Teapot, Parkman, Niobrara, Sussex and Mowry, among others.
To support anticipated rig activity, Chesapeake recently reached an agreement with Williams Partners, L.P. and Crestwood Equity Partners, L.P. for an expansion of their existing gas gathering system and processing facility at the existing competitive fee-rate structure. The company is also in active discussions with several midstream and downstream providers on awarding its crude and water gathering business in the basin.
The Eagle Ford Shale in South Texas remains Chesapeake’s EBITDA-generating backbone, consistently delivering high-margin oil volumes and stable production. The company continues to drive costs out of its operations and is currently utilizing four rigs in the Eagle Ford. The company placed 48 wells on production during the 2018 second quarter, and expects to place 38 wells on production during the 2018 third quarter and 47 wells on production during the 2018 fourth quarter.
Similar to the PRB, Chesapeake continues to appraise liquid-rich opportunities across its expansive acreage position in its Mid-Continent operating area in Oklahoma and is deploying advanced completions and longer laterals to test new concepts. In the meantime, Oswego volumes continue to climb with average 30-day production rates of 1,015 boe per day and over 80 percent oil cuts. Chesapeake is currently utilizing two rigs in the Mid-Continent. The company placed eight wells on production during the 2018 second quarter, and expects to place 12 wells on production during the 2018 third quarter and nine wells on production during the 2018 fourth quarter.
The Haynesville Shale in Louisiana continues to deliver consistent production volumes, and with approximately 75 percent of the development locations remaining undeveloped, offers significant potential for future growth. To date, the advances provided by enhanced completions and longer laterals, including the first 15,000-foot lateral ever drilled in the basin, have allowed the company to grow 2018 second quarter production by approximately 15% year over year while utilizing the same number of rigs. Additionally, with ample takeaway capacity, Chesapeake is well positioned to access Henry Hub pricing and other premium markets. Chesapeake moved an additional rig into the Haynesville in July and is currently utilizing four rigs. The company placed 12 wells on production during the 2018 second quarter, and expects to place six wells on production during the 2018 third quarter and nine wells on production during the 2018 fourth quarter.
Chesapeake’s premium Marcellus Shale position in Pennsylvania continues to be a significant cash flow generator for the company. The company's enhanced completions and longer laterals continue to create additional value across the company's Lower Marcellus and Upper Marcellus formations, and the company plans to test the deeper Utica formation found under its acreage position in 2019. In July 2018, Chesapeake successfully drilled its longest lateral to date in the Lower Marcellus Shale at approximately 13,380 feet, only to be surpassed by an even longer planned lateral of approximately 14,500 feet currently being drilled. Both wells are expected to be placed on production before year-end 2018. Chesapeake is currently utilizing three rigs in the Marcellus. The company placed 10 wells on production during the 2018 second quarter, and expects to place 14 wells on production during the 2018 third quarter and 18 wells on production during the 2018 fourth quarter.

Chesapeake recently announced that it has entered into an agreement to sell its interests in the Utica Shale operating area located in Ohio for approximately $2.0 billion, plus the right to receive an additional $100 million in consideration based on future natural gas prices, to Encino Acquisition Partners, a private oil and gas company headquartered in Houston, Texas. The transaction, which is subject to certain customary closing conditions, including the receipt of third-party consents, is expected to close in the 2018 fourth quarter. Chesapeake is currently utilizing no rigs and placed seven wells on production during the 2018 second quarter. The company expects to move two rigs back into the Utica in the near term, in accordance with the recent purchase and sale agreement signed last week regarding the asset, and expects to place 14 wells on production during the 2018 third quarter.

Key Financial and Operational Results

The table below summarizes Chesapeake’s key financial and operational results during the 2018 second quarter as compared to results in prior periods.

	Three Months Ended June 30,
	2018	2017
Barrels of oil equivalent production (in mboe)	48,263	48,014
Barrels of oil equivalent production (mboe/d)	530	528
Oil production (in mbbl/d)	90	88
Average realized oil price ($/bbl)(a)	57.16	51.65
Natural gas production (in mmcf/d)	2,311	2,294
Average realized natural gas price ($/mcf)(a)	2.64	2.71
NGL production (in mbbl/d)	55	57
Average realized NGL price ($/bbl)(a)	24.97	18.51
Production expenses ($/boe)	2.86	2.92
Gathering, processing and transportation expenses ($/boe)	7.04	7.44
Oil - ($/bbl)	3.22	3.70
Natural Gas - ($/mcf)	1.29	1.37
NGL - ($/bbl)	8.46	7.87
Production taxes ($/boe)	0.55	0.42
General and administrative expenses ($/boe)(b)	1.71	1.20
General and administrative expenses (stock-based compensation) (non-cash) ($/boe)	0.18	0.25
DD&A of oil and natural gas properties ($/boe)	5.61	4.21
DD&A of other assets ($/boe)	0.38	0.43
Interest expense ($/boe)	2.43	1.92
Marketing gross margin ($ in millions)	(19)	(25)
Net cash provided by (used in) operating activities ($ in millions)	435	(157)
Net cash provided by (used in) operating activities ($/boe)	9.03	(3.27)
Operating cash flow ($ in millions)(c)	445	303
Operating cash flow ($/boe)	9.23	6.31
Net income (loss) ($ in millions)	(16)	495
Net income (loss) available to common stockholders ($ in millions)	(40)	470
Net income (loss) per share available to common stockholders – diluted ($)	(0.04)	0.47
Adjusted EBITDA ($ in millions)(d)	536	461
Adjusted EBITDA ($/boe)	11.12	9.60
Adjusted net income attributable to Chesapeake ($ in millions)(e)	139	205
Adjusted net income attributable to Chesapeake per share - diluted ($ in millions)(f)	0.15	0.18

(a)	Includes the effects of realized gains (losses) from hedging, but excludes the effects of unrealized gains (losses) from hedging.

(b)	Excludes expenses associated with stock-based compensation, which are recorded in general and administrative expenses in Chesapeake's Condensed Consolidated Statement of Operations.

(c)
Defined as cash flow provided by operating activities before changes in components of working capital and other assets and liabilities. This is a non-GAAP measure. See reconciliation of cash provided by (used in) operating activities to operating cash flow on page 16.

(d)
Defined as net income (loss) before interest expense, income taxes and depreciation, depletion and amortization expense, as adjusted to remove the effects of certain items detailed on page 18. This is a non-GAAP measure. See reconciliation of net income (loss) to EBITDA on page 16 and reconciliation of EBITDA to adjusted EBITDA on page 18.

(e)
Defined as net income (loss) attributable to Chesapeake, as adjusted to remove the effects of certain items detailed on page 14. This is a non-GAAP measure. See reconciliation of net income to adjusted net income (loss) available to Chesapeake on page 14.

(f)
Our presentation of diluted adjusted net income (loss) attributable to Chesapeake per share excludes 207 million and 1 million shares for the three months ended June 30, 2018 and 2017, respectively, considered antidilutive when calculating diluted earnings per share.

2018 Second Quarter Financial and Operational Results Conference Call Information
A conference call to discuss this release has been scheduled on Wednesday, August 1, 2018 at 9:00 am EDT. The telephone number to access the conference call is 323-994-2093 or toll-free 888-254-3590. The passcode for the call is 9446629. The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112 and the passcode for the replay is 9446629. The conference call will be webcast and can be found at www.chk.com in the “Investors” section of the company’s website. The webcast of the conference will be available on the website for one year.
Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.
This news release and the accompanying Outlook include "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management's outlook guidance or forecasts of future events, production and well connection forecasts, estimates of operating costs, anticipated capital and operational efficiencies, planned development drilling and expected drilling cost reductions, anticipated timing of wells to be placed into production, general and administrative expenses, capital expenditures, the timing of anticipated asset sales and proceeds to be received therefrom, the expected use of proceeds of anticipated asset sales, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.
Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations; downgrade in our credit rating requiring us to post more collateral under certain commercial arrangements; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions and in connection with our ongoing actions to reduce financial leverage and complexity; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulation on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; an interruption in operations at our headquarters due to a catastrophic event; certain anti-takeover provisions that affect shareholder rights; and our inability to increase or maintain our liquidity through debt repurchases, capital exchanges, asset sales, joint ventures, farmouts or other means.
In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Expected asset sales may not be completed in the time frame anticipated or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release or the accompanying Outlook, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management's best judgment only as of the date of this news release.

CHESAPEAKE ENERGY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in millions except per share data) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES:
Oil, natural gas and NGL(a)	$982	$1,279	$2,225	$2,748
Marketing	1,273	1,002	2,519	2,286
Total Revenues	2,255	2,281	4,744	5,034
OPERATING EXPENSES:
Oil, natural gas and NGL production	138	140	285	275
Oil, natural gas and NGL gathering, processing and transportation	340	357	696	712
Production taxes	26	21	57	43
Marketing	1,292	1,027	2,560	2,355
General and administrative	91	70	163	135
Restructuring and other termination costs	—	—	38	—
Provision for legal contingencies, net	4	17	9	15
Oil, natural gas and NGL depreciation, depletion and amortization	271	202	539	399
Depreciation and amortization of other assets	19	21	37	42
Impairments	46	—	46	—
Other operating (income) expense	(1)	26	(1)	417
Net (gains) losses on sales of fixed assets	(1)	1	7	1
Total Operating Expenses	2,225	1,882	4,436	4,394
INCOME FROM OPERATIONS	30	399	308	640
OTHER INCOME (EXPENSE):
Interest expense	(117)	(93)	(240)	(188)
Gains on investments	—	—	139	—
Gains on purchases or exchanges of debt	—	191	—	184
Other income (expense)	62	(1)	62	2
Total Other Income (Expense)	(55)	97	(39)	(2)
INCOME (LOSS) BEFORE INCOME TAXES	(25)	496	269	638
Income tax expense (benefit)	(9)	1	(9)	2
NET INCOME (LOSS)	(16)	495	278	636
Net income attributable to noncontrolling interests	(1)	(1)	(2)	(2)
NET INCOME (LOSS) ATTRIBUTABLE TO CHESAPEAKE	(17)	494	276	634
Preferred stock dividends	(23)	(16)	(46)	(39)
Loss on exchange of preferred stock	—	—	—	(41)
Earnings allocated to participating securities	—	(8)	(2)	(7)
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(40)	$470	$228	$547
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.04)	$0.52	$0.25	$0.60
Diluted	$(0.04)	$0.47	$0.25	$0.59
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (in millions):
Basic	909	908	908	907
Diluted	909	1,114	908	1,053

(a) See page 11 for a reconciliation of oil, natural gas and NGL revenue before and after the effect of financial derivatives.

CHESAPEAKE ENERGY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS ($ in millions) (unaudited)
	June 30, 2018	December 31, 2017

Cash and cash equivalents	$3	$5
Other current assets	1,237	1,520
Total Current Assets	1,240	1,525

Property and equipment, net	10,850	10,680
Other long-term assets	251	220
Total Assets	$12,341	$12,425

Current liabilities	$2,873	$2,356
Long-term debt, net	9,238	9,921
Other long-term liabilities	347	520
Total Liabilities	12,458	12,797

Preferred stock	1,671	1,671
Noncontrolling interests	123	124
Common stock and other stockholders’ equity (deficit)	(1,911)	(2,167)
Total Equity (Deficit)	(117)	(372)

Total Liabilities and Equity	$12,341	$12,425

Common shares outstanding (in millions)	913	909
Principal amount of debt outstanding	$9,706	$9,981

CHESAPEAKE ENERGY CORPORATION SUPPLEMENTAL DATA – OIL, NATURAL GAS AND NGL PRODUCTION, SALES AND INTEREST EXPENSE (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Production:
Oil (mmbbl)	8	8	16	16
Natural gas (bcf)	210	209	432	420
NGL (mmbbl)	5	5	10	10
Oil equivalent (mmboe)	48	48	98	96
Average daily production (mboe)	530	528	542	528
Oil, Natural Gas and NGL Sales ($ in millions):
Oil sales	$567	$383	$1,104	$761
Natural gas sales	538	601	1,244	1,254
NGL sales	128	95	245	211
Total oil, natural gas and NGL sales	$1,233	$1,079	$2,593	$2,226

Financial Derivatives:
Oil derivatives – realized gains (losses)(a)	(97)	33	$(161)	44
Natural gas derivatives – realized gains (losses)(a)	17	(36)	84	(52)
NGL derivatives – realized gains (losses)(a)	(3)	1	(4)	2
Total realized gains (losses) on financial derivatives	$(83)	$(2)	$(81)	$(6)

Oil derivatives – unrealized gains (losses)(a)	(105)	47	(127)	141
Natural gas derivatives – unrealized gains (losses)(a)	(52)	156	(151)	387
NGL derivatives – unrealized gains (losses)(a)	(11)	(1)	(9)	—
Total unrealized gains (losses) on financial derivatives	$(168)	$202	$(287)	$528

Total financial derivatives	$(251)	$200	$(368)	$522

Total oil, natural gas and NGL sales	$982	$1,279	$2,225	$2,748
Average Sales Price (excluding gains (losses) on derivatives):
Oil ($ per bbl)	$68.92	$47.51	$66.76	$48.83
Natural gas ($ per mcf)	$2.56	$2.88	$2.88	$2.99
NGL ($ per bbl)	$25.74	$18.36	$25.60	$20.99
Oil equivalent ($ per boe)	$25.56	$22.46	$26.43	$23.29
Average Sales Price (excluding unrealized gains (losses) on derivatives):
Oil ($ per bbl)	$57.16	$51.65	$57.03	$51.68
Natural gas ($ per mcf)	$2.64	$2.71	$3.07	$2.87
NGL ($ per bbl)	$24.97	$18.51	$25.16	$21.19
Oil equivalent ($ per boe)	$23.82	$22.42	$25.60	$23.23
Interest Expense ($ in millions):
Interest expense(b)	$117	$93	$240	$187
Interest rate derivatives – realized gains(c)	—	(1)	(1)	(2)
Interest rate derivatives – unrealized losses(c)	—	1	1	3
Total Interest Expense	$117	$93	$240	$188

(a)
Realized gains (losses) include the following items: (i) settlements and accruals for settlements of undesignated derivatives related to current period production revenues, (ii) prior period settlements for option premiums and for early-terminated derivatives originally scheduled to settle against current period production revenues, and (iii) gains (losses) related to de-designated cash flow hedges originally designated to settle against current period production revenues. Unrealized gains (losses) include the change in fair value of open derivatives scheduled to settle against future period production revenues (including current period settlements for option premiums and early terminated derivatives) offset by amounts reclassified as realized gains (losses) during the period. Although we no longer designate our derivatives as cash flow hedges for accounting purposes, we believe these definitions are useful to management and investors in determining the effectiveness of our price risk management program.

(b)	Net of amounts capitalized.

(c)
Realized (gains) losses include interest rate derivative settlements related to current period interest and the effect of (gains) losses on early-terminated trades. Settlements of early-terminated trades are reflected in realized (gains) losses over the original life of the hedged item. Unrealized (gains) losses include amounts reclassified to realized (gains) losses during the period.

CHESAPEAKE ENERGY CORPORATION CONDENSED CONSOLIDATED CASH FLOW DATA ($ in millions) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Beginning cash and cash equivalents	$4	$249	$5	$882

Net cash provided by (used in) operating activities	435	(157)	1,091	(58)

Cash flows from investing activities:
Drilling and completion costs(a)	(537)	(598)	(979)	(1,031)
Acquisitions of proved and unproved properties(b)	(128)	(67)	(191)	(162)
Proceeds from divestitures of proved and unproved properties	65	59	384	951
Additions to other property and equipment	(2)	(4)	(5)	(7)
Proceeds from sales of other property and equipment	6	7	74	26
Proceeds from sales of investments	—	—	74	—
Net cash used in investing activities	(596)	(603)	(643)	(223)

Net cash provided by (used in) financing activities	160	524	(450)	(588)
Change in cash and cash equivalents	(1)	(236)	(2)	(869)
Ending cash and cash equivalents	$3	$13	$3	$13

(a)
Includes capitalized interest of $2 million and $3 million for the three months ended June 30, 2018 and 2017, respectively, and includes capitalized interest of $5 million and $5 million for the six months ended June 30, 2018 and 2017, respectively.

(b)
Includes capitalized interest of $41 million and $44 million for the three months ended June 30, 2018 and 2017, respectively, and includes capitalized interest of $81 million and $93 million for the six months ended June 30, 2018 and 2017, respectively.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS ($ in millions except per share data) (unaudited)
	Three Months Ended June 30,
	2018		2017
	$	$/Share(a)(b)	$	$/Share(a)(b)
Net income (loss) available to common stockholders (GAAP)	$(40)	$(0.04)	$470	$0.52
Effect of dilutive securities	—		59
Diluted earnings (losses) per common stockholder (GAAP)	$(40)	$(0.04)	$529	$0.47

Adjustments:
Unrealized (gains) losses on oil, natural gas and NGL derivatives	168	0.18	(202)	(0.18)
Provision for legal contingencies, net	4	—	17	0.02
Other operating expense (income)	(1)	—	26	0.02
Impairments	46	0.05	—	—
Net (gains) losses on sales of fixed assets	(1)	—	1	—
Gains on purchases or exchanges of debt	—	—	(191)	(0.17)
Income tax expense (benefit)(c)	—	—	—	—
Other(d)	(60)	(0.07)	1	—
Adjusted net income available to common stockholders(a) (Non-GAAP)	116	0.12	181	0.16

Preferred stock dividends	23	0.03	16	0.01
Earnings allocated to participating securities	—	—	8	0.01
Total adjusted net income attributable to Chesapeake(a) (b) (Non-GAAP)	$139	$0.15	$205	$0.18

(a)
Adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake, both in the aggregate and per dilutive share, are not measures of financial performance under GAAP, and should not be considered as an alternative to, or more meaningful than, net income (loss) available to common stockholders or earnings (loss) per share. Adjusted net income (loss) available to common stockholders and adjusted earnings (loss) per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because:

(i)	Management uses adjusted net income (loss) available to common stockholders to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted net income (loss) available to common stockholders is more comparable to earnings estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Because adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake exclude some, but not all, items that affect net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake may vary among companies, our calculation of adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake may not be comparable to similarly titled financial measures of other companies.

(b)
Our presentation of diluted net income (loss) available to common stockholders and diluted adjusted net income (loss) per share excludes 207 million and 1 million shares considered antidilutive for the three months ended June 30, 2018 and 2017, respectively. The number of shares used for the non-GAAP calculation was determined in a manner consistent with GAAP.

(c)
Our effective tax rate in the three months ended June 30, 2018 was 0%. Due to our valuation allowance position, no income tax effect from the adjustments has been included in determining adjusted net income for the three months ended June 30, 2017.

(d)	Other for the three months ended June 30, 2018 includes a $61 million gain related to an extinguishment of the CHK Utica overriding royalty interest conveyance obligation.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS ($ in millions except per share data) (unaudited)
	Six Months Ended June 30,
	2018		2017
	$	$/Share(a)(b)	$	$/Share(a)(b)
Net income available to common stockholders (GAAP)	$228	$0.25	$547	$0.60
Effect of dilutive securities	—		72
Diluted earnings per common stockholder (GAAP)	$228	$0.25	$619	$0.59

Adjustments:
Unrealized (gains) losses on oil, natural gas and NGL derivatives	287	0.32	(528)	(0.51)
Restructuring and other termination costs	38	0.04	—	—
Provision for legal contingencies, net	9	0.01	15	0.01
Other operating expense (income)	(1)	—	417	0.40
Impairments	46	0.05	—	—
Net losses on sales of fixed assets	7	0.01	1	—
Gains on investments	(139)	(0.15)	—	—
Gains on purchases or exchanges of debt	—	—	(184)	(0.17)
Loss on exchange of preferred stock	—	—	41	0.04
Income tax expense (benefit)(c)	—	—	—	—
Other (d)	(59)	(0.07)	3	—
Adjusted net income available to common stockholders(a) (Non-GAAP)	416	0.46	384	0.36

Preferred stock dividends	46	0.05	39	0.04
Earnings allocated to participating securities	2	—	7	0.01
Total adjusted net income attributable to Chesapeake(a) (b) (Non-GAAP)	$464	$0.51	$430	$0.41

(a)
Adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake, both in the aggregate and per dilutive share, are not measures of financial performance under GAAP, and should not be considered as an alternative to, or more meaningful than, net income (loss) available to common stockholders or earnings (loss) per share. Adjusted net income (loss) available to common stockholders and adjusted earnings (loss) per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because:

(i)	Management uses adjusted net income (loss) available to common stockholders to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted net income (loss) available to common stockholders is more comparable to earnings estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Because adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake exclude some, but not all, items that affect net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake may vary among companies, our calculation of adjusted net income (loss) available to common stockholders and total adjusted net income (loss) attributable to Chesapeake may not be comparable to similarly titled financial measures of other companies.

(b)
Our presentation of diluted net income (loss) available to common stockholders and diluted adjusted net income (loss) per share excludes 207 million and 62 million shares considered antidilutive for the six months ended June 30, 2018 and 2017, respectively. The number of shares used for the non-GAAP calculation was determined in a manner consistent with GAAP.

(c)
Our effective tax rate in the six months ended June 30, 2018 was 0%. Due to our valuation allowance position, no income tax effect from the adjustments has been included in determining adjusted net income for the six months ended June 30, 2017.

(d)	Other for the six months ended June 30, 2018 includes a $61 million gain related to an extinguishment of the CHK Utica overriding royalty interest conveyance obligation.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF OPERATING CASH FLOW AND EBITDA ($ in millions) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES (GAAP)	$435	$(157)	$1,091	$(58)
Changes in components of working capital and other assets and liabilities	10	460	(94)	347
OPERATING CASH FLOW (Non-GAAP)(a)	$445	$303	$997	$289

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

NET INCOME (LOSS) (GAAP)	$(16)	$495	$278	$636
Interest expense	117	93	240	188
Income tax expense (benefit)	(9)	1	(9)	2
Depreciation and amortization of other assets	19	21	37	42
Oil, natural gas and NGL depreciation, depletion and amortization	271	202	539	399
EBITDA (Non-GAAP)(b)	$382	$812	$1,085	$1,267

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES (GAAP)	$435	$(157)	$1,091	$(58)
Changes in assets and liabilities	10	460	(94)	347
Interest expense	117	93	240	188
Gains (losses) on oil, natural gas and NGL derivatives, net	(251)	200	(368)	522
Cash payments on derivative settlements, net	68	32	55	66
Stock-based compensation	(9)	(16)	(18)	(27)
Impairments	(46)	—	(46)	—
Gains (losses) on sales of fixed assets	1	(1)	(7)	(1)
Gains on investments	—	—	139	—
Gains on purchases or exchanges of debt	—	191	—	185
Other items (c)	57	10	93	45
EBITDA (Non-GAAP)(b)	$382	$812	$1,085	$1,267

(a)
Operating cash flow represents net cash provided by operating activities before changes in components of working capital and other. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP and provides useful information to investors for analysis of the Company's ability to generate cash to fund exploration and development, and to service debt. Operating cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash that is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities as an indicator of cash flows, or as a measure of liquidity. Because operating cash flow excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of operating cash flow may not be comparable to similarly titled measures of other companies. The increase in operating cash flow for the three and six months ended June 30, 2018 is mainly due to an increase in prices and volumes.

(b)
EBITDA represents net income before interest expense, income tax expense, and depreciation, depletion and amortization expense. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreements and is used in the financial covenants in our bank credit agreements. EBITDA is not a measure of financial performance (or liquidity) under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or cash flows from operating activities prepared in accordance with GAAP.

(c)	Other items for the three and six months ended June 30, 2018 includes a $61 million gain related to an extinguishment of the CHK Utica overriding royalty interest conveyance obligation.

CHESAPEAKE ENERGY CORPORATION RECONCILIATION OF ADJUSTED EBITDA ($ in millions) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

EBITDA (Non-GAAP) (a)	$382	$812	$1,085	$1,267

Adjustments:
Unrealized losses (gains) on oil, natural gas and NGL derivatives	168	(202)	287	(528)
Restructuring and other termination costs	—	—	38	—
Provision for legal contingencies, net	4	17	9	15
Other operating expense (income)	(1)	26	(1)	417
Impairments	46	—	46	—
(Gains) losses on sales of fixed assets	(1)	1	7	1
Gains on investments	—	—	(139)	—
Gains on purchases or exchanges of debt	—	(191)	—	(184)
Net income attributable to noncontrolling interests	(1)	(1)	(2)	(2)
Other (b)	(61)	(1)	(61)	—

Adjusted EBITDA (Non-GAAP)(a)	$536	$461	$1,269	$986

(a)
EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as an alternative to, or more meaningful than, net income (loss) or cash flow provided by (used in) operations prepared in accordance with GAAP. Adjusted EBITDA excludes certain items that management believes affect the comparability of operating results. The company believes these non-GAAP financial measures are a useful adjunct to EBITDA because:

(i)	Management uses adjusted EBITDA to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted EBITDA is more comparable to estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Because adjusted EBITDA excludes some, but not all, items that affect net income, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)	Other for the three and six months ended June 30, 2018 includes a $61 million gain related to an extinguishment of the CHK Utica overriding royalty interest conveyance obligation.

CHESAPEAKE ENERGY CORPORATION
MANAGEMENT’S OUTLOOK AS OF AUGUST 1, 2018
Chesapeake periodically provides guidance on certain factors that affect the company’s future financial performance. New information or changes from the company's May 1, 2018 outlook are italicized bold below.

Year Ending 12/31/2018

Production Growth adjusted for asset sales(a)	1% to 5%
Absolute Production
Liquids - mmbbls	48.5 - 52.5
Oil - mmbbls	31.5 - 33.5
NGL - mmbbls	17.0 - 19.0
Natural gas - bcf	790 - 830
Total absolute production - mmboe	180 - 191
Absolute daily rate - mboe	494 - 524
Estimated Realized Hedging Effects(b) (based on 7/24/18 strip prices):
Oil - $/bbl	($11.00)
Natural gas - $/mcf	$0.14
NGL - $/bbl	$(0.76)
Estimated Basis to NYMEX Prices:
Oil - $/bbl	$1.50 - $1.70
Natural gas - $/mcf	($0.10) - ($0.20)
NGL - $/bbl	($5.20) - ($5.60)
Operating Costs per Boe of Projected Production:
Production expense	$2.85 - $2.95
Gathering, processing and transportation expenses	$6.85 - $7.35
Oil - $/bbl	$3.60 - $3.80
Natural Gas - $/mcf	$1.25 - $1.35
NGL - $/bbl	$7.85 - $8.25
Production taxes	$0.60 - $0.70
General and administrative(c)	$1.25 - $1.35
Stock-based compensation (noncash)	$0.10 - $0.20
DD&A of natural gas and liquids assets	$5.25 - $6.25
Depreciation of other assets	$0.35 - $0.45
Interest expense(d)	$2.40 - $2.60
Marketing net margin(e)	($60) - ($40)
Book Tax Rate	0%
Adjusted EBITDA, based on 7/24/18 strip prices ($ in millions)(f)	$2,250 - $2,450
Capital Expenditures ($ in millions)(g)	$2,000 - $2,300
Capitalized Interest ($ in millions)(d)	$175
Total Capital Expenditures ($ in millions)	$2,175 - $2,475

(a)	Based on 2017 production of 407 mboe per day, adjusted for 2017 asset sales and 2018 asset sales signed to date.

(b)
Includes expected settlements for oil, natural gas and NGL derivatives adjusted for option premiums. For derivatives closed early, settlements are reflected in the period of original contract expiration.

(c)	Excludes expenses associated with stock-based compensation, which are recorded in general and administrative expenses in Chesapeake's Consolidated Statement of Operations.

(d)	Excludes changes due to pending closing of Utica Shale transaction and planned subsequent liability management.

(e)	Excludes non-cash amortization of approximately $19 million.

(f)
Adjusted EBITDA is a non-GAAP measure used by management to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies. Adjusted EBITDA excludes certain items that management believes affect the comparability of operating results. The most directly comparable GAAP measure is net income but, it is not possible, without unreasonable efforts, to identify the amount or significance of events or transactions that may be included in future GAAP net income but that management does not believe to be representative of underlying business performance. The company further believes that providing estimates of the amounts that would be required to reconcile forecasted adjusted EBITDA to forecasted GAAP net income would imply a degree of precision that may be confusing or misleading to investors. Items excluded from net income to arrive at adjusted EBITDA include interest expense, income taxes, and depreciation, depletion and amortization expense as well as one-time items or items whose timing or amount cannot be reasonably estimated.

(g)
Includes capital expenditures for drilling and completion, leasehold, geological and geophysical costs, rig termination payments and other property, plant and equipment. Excludes any additional proved property acquisitions.

Oil, Natural Gas and Natural Gas Liquids Hedging Activities
Chesapeake enters into oil, natural gas and NGL derivative transactions in order to mitigate a portion of its exposure to adverse changes in market prices. Please see the quarterly reports on Form 10-Q and annual reports on Form 10-K filed by Chesapeake with the SEC for detailed information about derivative instruments the company uses, its quarter-end derivative positions and accounting for oil, natural gas and natural gas liquids derivatives.
As of July 24, 2018, including July and August derivative contracts that have settled, the company had downside price protection on a portion of its 2018 oil, natural gas and natural gas liquids production. The company had downside oil price protection through swaps at an average price of $54.09 per bbl, and under three-way collar arrangements based on an average bought put NYMEX price of $47.00 per bbl and exposure below an average sold put NYMEX price of $39.15 per bbl. The company had downside natural gas price protection through swaps and two-way collars at an average price of $2.97 per mcf. Chesapeake also had downside ethane, propane, butane, isobutane and natural gasoline price protection through swaps at an average price of $0.29, $0.79, $0.88, $0.92 and $1.42 per gallon (as well as a portion of butane at 70.5 percent of WTI), respectively. Further details summarized below.
In addition, the company had downside protection, through open swaps on a portion of its 2019 oil production at an average price of $59.44 per bbl. The company also initiated downside protection on a portion of its 2019 natural gas production under three-way collar arrangements based on an average bought put NYMEX price of $2.80 per mcf and exposure below an average sold put NYMEX price of $2.50 per mcf.
The company’s crude oil hedging positions were as follows:

Crude Oil Swaps Losses from Closed Crude Oil Trades
	Swaps (mbbls)	Avg. NYMEX Price of Swaps	Losses from Closed Trades ($ in millions)

Q3 2018	6,532	$54.09	(1)
Q4 2018	6,532	$54.09	(1)
Total 2018	13,064	$54.09	$(2)

Total 2019-2022	14,763	$59.44	$(8)

Crude Oil Three-Way Collars
	Collars (mbbls)	Avg. NYMEX Sold Put Price	Avg. NYMEX Bought Put Price	Avg. NYMEX Sold Call Price

Q3 2018	460	$39.15	$47.00	$55.00
Q4 2018	460	$39.15	$47.00	$55.00
Total 2018	920	$39.15	$47.00	$55.00

Oil Basis Protection Swaps
	Volume (mbbls)	Avg. NYMEX plus/(minus)

Q3 2018	3,588	$3.54
Q4 2018	3,588	$3.54
Total 2018	7,176	$3.54

Total 2019	4,015	$6.20

The company’s natural gas hedging positions were as follows:

Natural Gas Swaps Losses from Closed Natural Gas Trades
	Swaps (bcf)	Avg. NYMEX Price of Swaps	Losses from Closed Trades ($ in millions)

Q3 2018	120	$2.94	(4)
Q4 2018	120	$3.00	(6)
Total 2018	240	$2.97	$(10)

Total 2019 - 2022			$(49)

Natural Gas Two-Way Collars
	Collars (bcf)	Avg. NYMEX Bought Put Price	Avg. NYMEX Sold Call Price

Q3 2018	12	$3.00	$3.25
Q4 2018	12	$3.00	$3.25
Total 2018	24	$3.00	$3.25

Natural Gas Three-Way Collars
	Collars (bcf)	Avg. NYMEX Sold Put Price	Avg. NYMEX Bought Put Price	Avg. NYMEX Sold Call Price

Total 2019	88	$2.50	$2.80	$3.10

Natural Gas Net Written Call Options
	Call Options (bcf)	Avg. NYMEX Strike Price

Q3 2018	16	$6.27
Q4 2018	17	$6.27
Total 2018	33	$6.27

Total 2019 – 2020	44	$12.00

Natural Gas Basis Protection Swaps
	Volume (bcf)	Avg. NYMEX plus/(minus)

Q3 2018	17	$(0.77)
Q4 2018	6	$(0.77)
Total 2018	23	$(0.77)

Total 2019	38	$0.03

The company’s natural gas liquids hedging positions were as follows:

Ethane Swaps
	Volume (mmgal)	Avg. NYMEX Price of Swaps

Q3 2018	23	$0.29
Q4 2018	23	$0.29
Total 2018	46	$0.29

Propane Swaps
	Volume (mmgal)	Avg. NYMEX Price of Swaps

Q3 2018	15	$0.79
Q4 2018	16	$0.79
Total 2018	31	$0.79

Butane Swaps
	Volume (mmgal)	Avg. NYMEX Price of Swaps

Q3 2018	1	$0.88
Q4 2018	2	$0.88
Total 2018	3	$0.88

Butane Swaps Priced as a Percentage of WTI
	Volume (mmgal)	Avg. NYMEX as a % of WTI Swaps

Q3 2018	1	70.5%
Q4 2018	2	70.5%
Total 2018	3	70.5%

Iso-Butane Swaps
	Volume (mmgal)	Avg. NYMEX Price of Swaps

Q3 2018	4	$0.92
Q4 2018	4	$0.92
Total 2018	8	$0.92

Natural Gasoline Swaps
	Volume (mmgal)	Avg. NYMEX Price of Swaps

Q3 2018	11	$1.42
Q4 2018	12	$1.42
Total 2018	23	$1.42